UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       December 30, 2009

EXLSERVICE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-33089	82-0572194
(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 277-7100
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On December 30, 2009, ExlService Holdings, Inc. (the “Company”) received a notice from Aviva Global Services (Management Services) Private Limited (“Aviva”) indicating that Aviva had elected to terminate the Insurance Services Framework Agreement (the “Agreement”) between the Company and Aviva pursuant to the terms and conditions of the Agreement permitting such an early termination. In its notice, Aviva affirmed its satisfaction with the quality of the Company’s services and its professionalism and stated that it was terminating the contract with a view to consolidating its outsourced operations. The Company’s outsourcing services provided to Aviva under the Agreement accounted for less than 4.0% of the Company’s revenues for the quarter ended September 30, 2009. Pursuant to the terms of the Agreement, the termination will be effective on May 30, 2010 and Aviva will be required to pay the Company a break fee in the amount of approximately GBP3.15 million, which break fee has been received by the Company. While the Company is evaluating the accounting treatment for the break fee received from Aviva, a significant amount of the break fee will positively impact the profitability for the Company’s 2009 calendar year. The Company will not incur any early termination penalties as a result of this termination. In addition, all of the infrastructure and employees dedicated to providing services to Aviva will be utilized in providing services to other clients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)
Date: January 5, 2010	By:	/s/ Amit Shashank
Name: Amit Shashank Title: Vice President, General Counsel and Corporate Secretary